EXHIBIT 10.2

AMENDMENT #7 TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Amendment #7 to Amended and Restated Business Financing Agreement (“Amendment”) is entered into on January 15, 2019, by and among ePlus Technology, inc. (”Technology”) and ePlus Technology Services, inc. (“Services”; and together with Technology, each sometimes referred to as a “Dealer,” and sometimes referred to collectively, jointly and severally, as “Dealer”) and Wells Fargo Commercial Distribution Finance, LLC (“CDF”) and is to that certain Amended and Restated Business Financing Agreement dated July 23, 2012, by and between Dealer and CDF (as the same has been amended by that certain Amendment #1 to Amended and Restated Business Financing Agreement dated July 31, 2014, that certain Amendment #2 to Amended and Restated Business Financing Agreement dated July 24, 2015, that certain Amendment #3 to Amended and Restated Business Financing Agreement dated October 20, 2015, that certain Amendment #4 to Amended and Restated Business Financing Agreement dated July 28, 2016, and that certain Amendment #5 to Amended and Restated Business Financing Agreement dated July 27, 2017 and that certain Amendment #6 to Amended and Restated Business Financing Agreement dated February 15, 2018 and as further amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented, the “Agreement”). All terms which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer desire to amend the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Fifty Million Dollars ($50,000,000.00) (the “Accounts Receivable Facility Limit”); provided, however, that at no time will (i) the Aggregate Accounts Receivable Outstandings exceed the Accounts Receivable Facility Limit or (ii) the Aggregate Outstandings exceed the Aggregate Facility Limit. CDF’s decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Agreement for Wholesale Financing, CDF agrees to provide to Dealer an inventory floorplan credit facility of (i) except during a Temporary Uplift Period, Two Hundred Fifty Million Dollars ($250,000,000.00), and (ii) during any Temporary Uplift Period, Three Hundred Twenty Five Million Dollars ($325,000,000.00); provided, however, that at no time will the Aggregate Outstandings exceed the Aggregate Facility Limit.  CDF’s decision to advance funds will not be binding until the funds are actually advanced.

If, at any time, the Aggregate Accounts Receivable Outstandings exceed the Accounts Receivable Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Aggregate Accounts Receivable Outstandings and (ii) the Accounts Receivable Facility Limit.  If, at any time, the Aggregate Outstandings exceed the Aggregate Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Aggregate Outstandings and (ii) the Aggregate Facility Limit.”

2. The third paragraph of Section 3.2 of the Agreement is hereby deleted in tis entirety and replaced with the following:

“The term Inventory Value is defined herein to mean the sum of (i) one hundred percent (100%) of the total aggregate wholesale invoice price, as calculated by Dealer’s accounting system using average cost method, of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent such inventory (a) is subject to a repurchase agreement between the vendor of such inventory and CDF and (b) is subject to a first priority, fully perfected security interest in favor of CDF; excluding therefrom (x) all inventory drop shipped from Dealer’s vendors directly to Dealer’s customers; and (y) all inventory in Dealer’s possession that is subject to returned merchandise authorizations issued by Dealer’s vendors; and (ii) forty five percent (45%) of the total aggregate wholesale invoice price, as calculated by Dealer’s accounting system using average cost method, of all other Dealer’s inventory in Dealer’s possession and control as of the date of the Inventory Report and to the extent such inventory is subject to a first priority, fully perfected security interest in favor of CDF; excluding therefrom (a) all inventory drop shipped from Dealer’s vendors directly to Dealer’s customers; (b) all inventory in Dealer’s possession that is subject to returned merchandise authorizations issued by Dealer’s vendors and (c) all inventory that has been owned by Dealer for more than one hundred twenty (120) days from the invoice date; provided that the aggregate value of all inventory under this clause (ii) included in Inventory Value shall not exceed twenty percent (20%) of the total Available Credit in effect from time to time.”

3. Section 3.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.13  Unused Line Fee.  If, at any time, the Average Loan Balance (as defined below) for any calendar month is less than fifty percent (50%) of the Accounts Receivable Facility then Dealer agrees to pay CDF an unused line fee in an amount equal to 0.0208% per month (0.25% annualized) of the positive difference (if any) between (a) Thirty Million Dollars ($30,000,000) minus (b) the Average Loan Balance for such month.  The “Average Loan Balance” is equal to (1) the sum of the Daily Loan Balance (as defined below) during a billing period divided by (2) the actual number of days in such billing period.  The “Daily Loan Balance” is equal to the amount of the outstanding principal debt which Dealer owes to CDF on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after CDF has credited the payments which it has received on the Accounts Receivable Facility.  The Daily Loan Balance shall not be subject to Section 3.8 of this Agreement.  Such unused line fee shall be payable monthly in arrears and due pursuant to the monthly billing statement. Once received by CDF, an unused line fee shall not be refundable by CDF for any reason.”

4. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

5. Each Dealer hereby ratifies and confirms the Agreement, as amended hereby, and each Other Agreement executed by such Dealer in all respects.

6. Each Dealer hereby unconditionally releases, acquits, waives, and forever discharges CDF and its successors, assigns, directors, officers, agents, employees, representatives and attorneys from any and all liabilities, claims, causes of action or defenses, if any, and for any action taken or failure to take action, existing at any time prior to the execution of this Amendment.

7. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

8. This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment may be executed by any party to this Amendment by original signature, facsimile and/or electronic signature.

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IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment as of the date first set forth hereinabove.

“DEALER”

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	Chief Financial Officer

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	Chief Financial Officer

“CDF”

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

By:	/s/ Jack F. Morrone
Print Name:	Jack F. Morrone
Title:	Duly Authorized Signatory

Schedule A

Ineligible Accounts. CDF will have the sole right to determine eligibility of Accounts and, without limiting CDF’s discretion in that regard, the following Accounts will be deemed ineligible: (a) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than ninety (90) days from the date of sale; (b) (1) Accounts that allow for payment to be made sixty (60) days or less from the date of sale that are unpaid more than ninety (90) days from date of invoice and (2) Accounts that allow for payment to made more than sixty (60) days but not more than ninety (90) days from the date of sale, Government Accounts and Accounts owing from Verizon Communications Inc., Building Infrastructure Group, Columbia University, MJG Nursing Home and New York Presbyterian that are unpaid more than one hundred and twenty (120) days from the date of invoice; (c) (1) Accounts of any obligor of the type described in (b)(1), above, if fifty percent (50%) or more of the outstanding balance of such Accounts are unpaid for more than ninety (90) days from the date of invoice and (2) Accounts of any obligor of the type described in (b)(2), above, if fifty percent (50%) or more of the aggregate outstanding balance of such Accounts are unpaid for more than one hundred twenty (120) days from the date of invoice; (d) Accounts for which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of, or is related to Dealer or has common shareholders, officers, directors, owners, partners or members; (e) notwithstanding anything to the contrary set forth in subsection (d), but without limiting CDF's discretion to determine the eligibility of Accounts, Accounts which arise from the sale of goods ordered by ePlus Group, Inc., in its capacity as agent on behalf of its customers, will be eligible from the date of the invoice to ePlus Group, Inc. generated as a result of such order ("Invoice"), until the earlier to occur of (i) the date of execution of a lease agreement between ePlus Group, Inc. and a lessee covering such goods or (ii) thirty (30) days from the date of the Invoice (each, an "lntercompany Lease Receivable"), to the extent that CDF has a first priority, fully perfected security interest therein; (f) consignment sales; (g) Accounts for which the payment is or may be conditional; (h) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (i) Accounts with respect to which any warranty or representation provided in Subsection 3.4 is not true and correct; (j) Accounts in which Dealer knows, or has information to cause Dealer to reasonably believe such Accounts represent goods or services purchased for a personal, family or household purpose; (k) Accounts which represent goods used for demonstration purposes or loaned by the Dealer to another party; (I) Accounts which are progress payment, barter, or contra accounts; and (m) any and all other Accounts which CDF deems to be ineligible. If CDF determines that any Account is or becomes an ineligible Account, immediately upon notice thereof from CDF, Dealer will pay to CDF an amount equal to the monies loaned by CDF for such ineligible Account.